UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2014

AVALON HOLDING GROUP, INC.

(Exact name of registrant as specified in charter)

Nevada	000-54065	26-3608086
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6536 102nd Place NE, Kirkland, Washington	98033
(Address of principal executive offices)	(Zip Code)

(775) 321-8237

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.01.  Changes in Control of Registrant.

On March 27, 2014, a change in control of Avalon Holding Group, Inc. (the "Company") occurred when Tamara Gileva sold all of her 62,400,000 common shares in a private share purchase transaction to Mr. Lukasz Swierczek.  Ms. Gileva sold her shares to Mr. Swierczek IDG for cash consideration of EUR 10,000.  Mr. Swierczek now has voting control over 51.43% of the Company’s issued and outstanding common stock.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On April 2, 2014, the Company received a resignation notice from Dennis Shafer from all of his positions with the Company, including President, CEO, Principal Executive Officer, Treasurer, CFO, Principal Accounting Officer, Secretary, Treasurer and as Director.

Mr. Shafer’s resignation was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

On April 2, 2014 the Company and the majority of its shareholders appointed Lukasz Swierczek as its new President, CEO, Principal Executive Officer, Treasurer, CFO, Principal Accounting Officer, Secretary, Treasurer and as Director.

Mr. Swierczek graduated with a law degree from Jagiellonian University in Cracow, Poland.  From 2009 to present, Mr. Swierczek has been an attorney, counselor and board member of IZOLING-AKAM Sp. z o.o.  From 2010 to present, Mr. Swierczek has been advising several companies and introducing innovative technologies to the consumer market and businesses in Poland.  From 2013 to present, Mr. Swierczek has been the CEO of SES Sp. z o.o. (LTD), a company building distribution networks in collaboration with other companies in energy sector.

Mr. Swierczek will serve as our Director and officer until his duly elected successor is appointed or he resigns.  There are no arrangements or understandings between Mr. Swierczek and any other person pursuant to which he was selected as an officer or director.  There are no family relationship between Mr. Swierczek and any of our officers or directors.  Mr. Swierczek has not held any other directorships in a company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2014	Avalon Holding Group, Inc.

By:/s/ Lukasz Swierczek Lukasz Swierczek, President